Joint Filers’ Signatures

SEG PARTNERS L.P.

By: SEG Partners Holdings, LLC, its general partner

By: /s/ George S. Loening	Date: September 14, 2016

SEG PARTNERS II, L.P.

By: SEG Partners II Holdings, LLC, its general partner

By: /s/ George S. Loening	Date: September 14, 2016

SEG PARTNERS OFFSHORE MASTER FUND, LTD.

By: /s/ George S. Loening	Date: September 14, 2016

GEORGE S. LOENING

By: /s/ George S. Loening	Date: September 14, 2016